Jay Nichols Joins National General Board of Directors
NEW YORK, November 8, 2017 (GLOBE NEWSWIRE) -National General Holdings Corp. (Nasdaq:NGHC) today announced the appointment of John “Jay” Nichols as an independent member of the Board of Directors, effective immediately. Mr. Nichols’s appointment expands the Board to eight Directors, five of which are independent.

National General Chief Executive Officer Barry Karfunkel stated: "Jay is an accomplished insurance executive who we believe will add great value to our Board of Directors. A growing company such as National General will benefit from the insight and counsel his industry experience can provide.”
Jay Nichols is the former Chief Executive Officer of AXIS Re, a position he held from 2012-2017. Before joining AXIS, Mr. Nichols was the President of RenaissanceRe Ventures, Ltd., where he was responsible for business development and the management of RenaissanceRe’s Joint Ventures and Venture Capital business, which included responsibility for the formation of DaVinci Reinsurance, Top Layer Reinsurance, as well as several sidecars and other ventures. He joined RenaissanceRe in 1995 and was President from 2001-2010. In addition, Mr. Nichols has held various positions at Hartford Steam Boiler, Monarch Capital and accounting firm Matson, Driscoll and D’Amico. He currently serves on the Board of Directors of Delaware North Companies and Baldwin & Lyons, Inc.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Investor Contact
Christine Worley
Director of Investor Relations
Phone: 212-380-9462
Email: Christine.Worley@NGIC.com